Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) dated February 21, 2017 is by and between David M. Davis (“Consultant”) and Global Eagle Entertainment Inc., a Delaware corporation (the “Company”).

RECITALS

A.    Consultant previously served as chief executive officer of the Company.

B.    On February 20, 2017 (the “Separation Date”), Consultant’s employment with the Company ended.

C.    The Company wishes to retain Consultant as an independent contractor to perform services requested by the Company after the Separation Date, and Consultant wishes to perform the services requested by Company, with the work to be performed and the parties’ agreement to be governed by the following terms and conditions.

AGREEMENT

NOW, THEREFORE, each of the parties hereto, intending to be legally bound, agrees as follows:

1. Engagement;	Term.

The Company hereby engages Consultant and Consultant hereby agrees to serve as a consultant to the Company, reporting to the Chief Executive Officer. In such capacity, Consultant shall provide the Company with such advisory and consulting services as are reasonably requested from time to time by the Company (but not to exceed Consultant’s expertise based on his prior work experience) (the “Services”), and shall provide the Services primarily out of the Company’s Los Angeles headquarters but shall travel as reasonably requested by the Company for purposes of rendering the Services. Consultant shall not have any authority to bind or obligate the Company with respect to third parties in any matter whatsoever, and shall not hold himself out as an employee of the Company in rendering the Services. The period during which Consultant shall provide the Services shall begin on the date hereof and end on the three-month anniversary of the date hereof, unless earlier terminated in accordance with the following sentence (such term, as so earlier terminated if applicable, the “Term”). Either party may terminate the Term earlier for any reason and at any time upon written notice, subject however to proviso in the first sentence of Section 2 hereof if the Company terminates this Agreement without cause (as determined by the Company in good faith applying generally the same standards as those contained in the definition of “Cause” under the Employment Agreement (as defined below), as if the Employment Agreement remained in effect). Consultant shall dedicate 100% of his available work time to providing Services to the Company during the Term.

Notwithstanding anything to the contrary in the award agreements pursuant to which the Company granted such equity or in the Company’s Amended and Restated 2013 Equity Incentive Plan (as amended), the Services hereunder shall constitute “employment,” “continuous employment” and “continued employment” for vesting purposes for any unvested equity of the Company that Consultant holds on the Separation Date, such that vesting thereon shall continue for the duration of the Term as if Consultant had remained an employee of the Company during such period. It is further understood that for purposes of clause (b) of Section 5(c)(iii) of Consultant’s Executive Employment Agreement with the Company dated as of July 9, 2014 (as amended by Amendment No. 1 dated April 12, 2015 and Amendment No. 2 dated March 10, 2016, the “Employment Agreement”), Consultant shall have a period of twelve (12) months following the end of the Term to exercise all vested options outstanding at the end of the Term (after giving effect to the first sentence of this paragraph), provided, however, that no such option will be exercisable following the applicable expiration date of such option.

2.     Compensation and Expense Reimbursement. In sole consideration for the Services, Consultant shall be paid a fee of $50,000.00 per month, in arrears each month, over the Term (the “Compensation”) (prorated for any partial month of Services); provided that notwithstanding the foregoing, if the Company terminates the Term prior to the three-month anniversary of the date hereof without cause (as determined by the Company in good faith applying generally the same standards as those contained in the definition of “Cause” under the Employment Agreement, as if the Employment Agreement remained in effect), then (i) the Company shall pay Consultant an amount equal to $150,000.00 within ten (10) business days following the end of the Term, less any fees previously paid to Consultant hereunder, and (ii) for purposes of determining the vesting of any equity in paragraph 2 of Section 1 of this Agreement, the Term shall be deemed to continue until the three-month anniversary of the date hereof. In addition, the Company will reimburse Consultant for any reasonable and documented out-of-pocket travel and out-of-town lodging expenses that Consultant properly incurs in the performance of the Services, subject to Consultant’s compliance with the Company’s expense reimbursement policies; provided that Consultant must submit a notice to the Company and receive prior written approval from the Company for any such expenses expected to exceed $2,500 individually or $5,000 in the aggregate.

3.    Representations and Warranties. Consultant represents and warrants to the Company that (i) Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant’s undertaking this relationship with the Company, (ii) the performance of the Services does not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party and (iii) Consultant has not entered into and during the Term will not enter into any agreement (whether oral or written) in conflict with this Agreement. Consultant hereby indemnifies and agrees to defend and hold harmless the Company from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys’ fees, arising out of or relating to a breach by Consultant of the foregoing representations. The foregoing indemnification shall survive the termination, for any reason, of this Agreement.

4.    Independent Contractor Status. Consultant shall perform the Services as an independent contractor performing “work for hire” and not as an agent or employee of the Company. Consultant shall not be entitled to any benefits or compensation from the Company for the Services except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of the Company, except that (i) Consultant shall be entitled to continuation of health and welfare benefits as required under the Employment Agreement following a termination “without Cause” thereunder and (ii) Consultant shall have access to a Company-provided office space at the Company’s Los Angeles headquarters as well as the use of a Company-owned vehicle when in Los Angeles providing Services hereunder. Consultant acknowledges and agrees that it shall be Consultant’s sole obligation to report as self-employment income all compensation received by Consultant from the Company for the Services. Consultant agrees to fully indemnify the Company and hold it harmless from any payment imposed on the Company in connection with any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any payment made to Consultant by the Company for the Services.

5. Confidential	Information.

(a)    “Confidential Information” shall mean: (i) any confidential, non-public, or proprietary information concerning the business, operations or assets of the Company, its affiliates, shareholders, employees, investors, vendors and customers, other than Excluded Information (as defined below), that has been or in the future is disclosed to Consultant (A) in writing, including, without limitation, as graphics or visual material, (B) in electronic form, (C) by providing access (e.g., to a database or computer system), or (D) orally; and (ii) any information which may be developed or created from such information, including, without limitation, all copies, notes, summaries, reports, analyses and other material or data generated by from any such information.

(b)    Confidential Information shall not include information that: (i) is or becomes publicly available other than as a result of acts by Consultant in breach of this Agreement; (ii) was rightfully in Consultant’s possession before disclosure by the Company or any of its affiliates prior to the commencement of the Term; or (iii) was disclosed to Consultant by a third party prior to the commencement of the Term which Consultant has no reason to believe was bound by a confidentiality obligation. Any such Confidential Information described in this Section 6(b) shall constitute “Excluded Information.”

(c)    Consultant shall use the Confidential Information solely for the purpose of providing the Services. Consultant shall keep the Confidential Information confidential, shall not disclose to any person any of the Confidential Information in any manner whatsoever, and use the same care and discretion to avoid disclosure, publication, use or dissemination of the Confidential Information as Consultant uses with his own similar information that Consultant does not wish to disclose, publish, or disseminate, but in no case will Consultant use less than reasonable care and discretion; provided that (i) Consultant may make any disclosure of information contained in the Confidential Information to which the Company gives its prior written consent and (ii) Consultant may make any disclosure permitted by Section 5(e) hereof. The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, limited liability company, partnership, group, individual or other entity.

(d)    Promptly upon the written request of the Company, but in any event promptly upon termination of the Services, Consultant shall return to the Company all Confidential Information. All notes, summaries, reports, analyses and other material or data generated by Consultant from, or containing or reflecting any Confidential Information shall be returned to the Company, and Consultant shall certify to the Company in writing as to the completeness of the same.

(e)    Nothing in this Agreement shall prohibit or impede Consultant from communicating, cooperating or filing a complaint on possible violations of U.S. federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state or local law or regulation, provided that such communications and disclosures are consistent with applicable law. Consultant understands and acknowledges that (i) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal;and does not disclose the trade secret except pursuant to court order. Consultant is not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this Section 5(e) or under applicable law, under no circumstance is Consultant authorized to disclose any information covered by the Company’s or its affiliates’ attorney-client privilege or attorney work-product privilege, or the Company’s trade secrets, without the prior written consent of the Company.

(f)    In order to preserve and protect the Company’s Confidential Information, Consultant hereby agree as follows:

(i)    During the Term, Executive will not, either directly or indirectly, participate in any Restricted Business. For purposes of this Agreement: (A) the term “Participate” means to have any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise, provided that the term “Participate” shall not include ownership of less than two percent (2%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as the Company or such Consultant does not have any active participation in the business or management of such entity; and (B) the term “Restricted Business” means any enterprise, business or venture anywhere within the United States of America and/or any other geographic areas in which the Company transacted business within the twelve (12) month period prior to the termination of the Term, which is active in the provisioning of content and/or connectivity solutions and services for mobility markets.

(ii)    During the Term and thereafter until the first (1st) anniversary of the termination of the Term, Consultant will not, either acting jointly or individually, induce or attempt to induce any employee of the Company or any of its affiliates to leave such entity’s employ or in any way interfere with the relationship between the Company or its affiliates or successors and any of their employees.

(iii)    During the Term, Consultant will not, either acting jointly or individually, induce or attempt to induce any supplier, licensee, licensor, franchisee, customer or other business relation of the Business (“Customer or Business Relation”) to cease doing business with the Company or any of its affiliates or in any way interfere with the relationship between any member of the Company or any such Customer or Business Relation. Following the Term, Consultant will not, either acting jointly or individually, use any Confidential Information to induce or attempt to induce any Customer or Business Relation to cease doing business with the Company or any of its affiliates or in any way interfere with the relationship between any member of the Company or any such Customer or Business Relation.

(iv)    The Company would suffer irreparable harm from a breach of any of the covenants or agreements contained in this Section 5(f). In the event of an alleged or threatened breach by Consultant of any of the provisions of this Section 5(f), the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the time periods described above will be tolled with respect to Consultant until such alleged breach or violation is resolved. The Consultant agrees that the restrictions in this Section 5(f) are reasonable protections under the circumstances of this Agreement, including the payment of the fees set forth herein. If, at the time of enforcement of any of the provisions of this Section 5(f), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Consultant agrees that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

(g)    Consultant’s confidentiality obligations in this Section 5 are in addition to, and not in lieu of, any other such contractual, legal, fiduciary or restrictive-covenant obligations by which Consultant was bound during his employment and service as a director of the Company or entered into in respect of the termination thereof.

6.	General.

(a)    This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the consulting and advisory services engagement of the Consultant and replaces any previous agreement and/or communications between the parties, whether written or oral, relating thereto and may be amended or waived only by a written instrument executed by both parties.

(b)    No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement or operate as a waiver of any breach.

(c)    Consultant shall not assign or delegate his rights or duties to a third party. The Services are of a personal nature, and only Consultant may provide them. Consultant may not engage any other third person to assist him in the provision thereof.

(d)    All notices and requests required or authorized hereunder shall be given in writing by personal delivery to the party to whom notice is to be given, or sent by registered mail or recognized overnight courier and its address set forth below the party’s signature below or by facsimile (if electronically confirmed).

(e)    If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction, (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, and (iii) the parties shall endeavor, in good faith negotiations, to replace the invalid or unenforceable provisions with valid and enforceable provisions, the economic effect of which come as close as possible to that of the invalid or unenforceable provisions.

(f)    Subject to Section 6(c) hereof, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. This Agreement does not create any rights, claims or benefits inuring to any person or entity that is not a party hereto nor create or establish any third party beneficiary hereto.

(g)    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

(h)    The parties hereto have participated jointly in the negotiation and drafting of the Agreement, and Consultant acknowledges that he has been represented by counsel of his choosing in connection therewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

7. Governing	Law; Arbitration.

(a)    This Agreement shall be governed by the laws of the State of California applicable to contracts entered into in, and to be performed wholly within, the State of California.

(b)    Any dispute, controversy or claim arising out of or connected with this Agreement, its interpretation or the breach thereof, including the arbitrability of such dispute, controversy or claim, shall be settled by final and binding arbitration in front of a single arbitrator venued in the County of Los Angeles, California, in accordance with the rules governing the resolution of employment disputes of the American Arbitration Association, and judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof; provided that nothing herein shall be construed to prohibit the Company or Consultant from seeking in any court of competent jurisdiction any injunctive relief to which it is entitled hereunder.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on the date first written above.

CONSULTANT:

David M. Davis

Signature:	/s/ David M. Davis

Address:
c/o Global Eagle Entertainment Inc.
4553 Glencoe Ave., Suite 300
Los Angeles, CA 90292

THE COMPANY:

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Stephen Ballas
Name:	Stephen Ballas
Title:	EVP & General Counsel

Address:
c/o Global Eagle Entertainment Inc.
4553 Glencoe Ave., Suite 300
Los Angeles, CA 90292